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                                    EXHIBIT 99.1
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                                [on Veeco letterhead]

                          VEECO SIGNS AGREEMENT IN PRINCIPLE
                       TO MERGE WITH DIGITAL INSTRUMENTS, INC.

     PLAINVIEW, New York, February 9, 1998 - Veeco Instruments Inc. (NASDAQ:VECO), today announced that it has signed an agreement in principle to merge with Digital Instruments, Inc. of Santa Barbara, CA, the world leader in scanning probe/atomic force microscopy (SPM/AFM). Under the terms of the agreement, Digital Instruments shareholders will receive approximately 5.5 million shares of Veeco common stock. The merger is subject to a number of conditions, including approval by the Board of Directors and shareholders of Veeco, completion of definitive documentation relating to the transaction, receipt of a fairness opinion from Veeco's financial advisor, confirmation from Veeco's independent accountants regarding its concurrence that the merger may be accounted for as a pooling of interests and receipt of any necessary governmental and third party consents. The parties expect to enter into a definitive merger agreement shortly and the proposed merger is expected to be completed during the second quarter of 1998. Digital Instruments, which is privately held, had unaudited 1997 revenues of approximately $51 million for data storage, semiconductor, research and general microscopy applications.

     Commenting on the anticipated merger with Digital Instruments, Edward H. Braun, Chairman and Chief Executive Officer of Veeco said, "This merger supports Veeco's strategy to extend our leadership position in Process Metrology by providing customer solutions over a wide range of measurement technologies including atomic force microscopy, optical profilers, stylus profilers, and laser scatterometers. Digital Instruments' products complement our SXM-320 production Atomic Force Microscope products, currently built by IBM and sold exclusively by Veeco."

     Commenting on the outlook for atomic force microscopy, Mr. Braun added, "As the data storage and semiconductor industries continue to shrink device dimensions, scanning atomic force microscopy, now critical for process development and research, will become the next generation production metrology tool for .18 and .13 micron critical dimensions. The current market for atomic force microscopy is approximately $150 million, and can be expected to triple in the next five years."

     Mr. Braun added, "Digital Instruments ideally fits our acquisition profile: it is a leader in its product area, is synergistic with our core products and markets, and is expected to be accretive to Veeco's earnings. This is an excellent example of combining two companies that together can grow faster than they would have individually."


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     Digital Instruments Inc. manufacturers high precision measurement products and systems which use scanning probe and atomic force microscopy technology. This technology allows scientists to see and measure topographical features on the nanometer scale and below. The SPM/AFM systems manufactured by Digital are used in product research and development applications as well as to improve production efficiency and manufacturing yields within the data storage, semiconductor and other high technology industries. Digital Instruments was founded in 1987 by Dr. Virgil Elings and Gus Gurley and has sold more than 2,200 NanoScope SPM Systems. The Company has won numerous awards for its innovation and engineering achievements. Digital Instruments currently employs 118 people and recently moved to new facilities in Santa Barbara.

     Veeco Instruments Inc., headquartered in Plainview, New York, is a worldwide leader in etch and deposition Process Equipment for data storage, and Process Metrology tools for the data storage, semiconductor and flat panel display industries. Manufacturing and engineering facilities are located in New York, California and Arizona. Global sales and service offices are located throughout the United States, Europe, Japan and Asia-Pacific.

     To the extent that this news release discusses expectations about market conditions or about market acceptance and future sales of the Company's products, or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the ability of the parties to complete the transaction, the cyclical nature of the data storage and semiconductor industry, risks associated with the acceptance of new products by individual customers and by the marketplace, and other factors discussed in the Business Description and Management's Discussion and Analysis sections of the Company's Report on Form 10-K and Annual Report to Shareholders.


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